EXHIBIT 99.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR PARTICIPATING CUMULATIVE

PREFERRED STOCK

(Par Value $.01 Per Share)

OF

STANDARD PACIFIC CORP.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Standard Pacific Corp., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, as amended, and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolutions to increase the number of shares of Series A Junior Participating Cumulative Preferred Stock from 500,000 to 1,000,000:

WHEREAS, the Board of Directors deems it appropriate and in the best interests of the Corporation and its stockholders to increase the number of shares designated as Series A Junior Participating Cumulative Preferred Stock of the Corporation;

WHEREAS, there are no issued and outstanding shares of the Corporation’s Series A Junior Participating Cumulative Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that, Section 1 of the Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock (Par Value $0.01 Per Share), of the Corporation filed with the Secretary of State of the State of Delaware on December 28, 2001, is hereby amended and restated as follows:

“Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Cumulative Preferred Stock” and the number of shares constituting such series so designated shall be 1,000,000 (the “Series A Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.”

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed, signed and acknowledged by Clay A. Halvorsen, its Executive Vice President, General Counsel and Secretary as of this 9th day of May, 2006.

STANDARD PACIFIC CORP.

By:	/s/ Clay A. Halvorsen
	Name:	Clay A. Halvorsen
	Title:	Executive Vice President, General Counsel and Secretary